Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Event Date/Time: Feb. 14. 2007 / 5:00PM ET

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FINAL TRANSCRIPT

Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Mike El-Hillow
Evergreen Solar, Inc. — CFO
Rick Feldt
Evergreen Solar, Inc. — CEO and President
CONFERENCE CALL PARTICIPANTS
Pearce Hammond
Simons & Company International — Analyst
Sanjay Shrestha
First Albany — Analyst
Michael Horowitz
Pacific Growth Equities — Analyst
Pierre Maccagno
Needham — Analyst
Walter Nasdeo
Ardour Capital — Analyst
Steve O’Rourke
Deutsche Bank — Analyst
Rob Stone
Cowen & Company — Analyst
David Edwards
Think Equity — Analyst
Kevin Monroe
Thomas Weisel Parnters — Analyst
Michael Carboy
Singal Hill — Analyst
Paul Clegg
Natexis — Analyst
Collin Roesch for Jessie Pichel
Piper Jaffrey — Analyst
Stuart Bush
RBC Capital Markets — Analyst
Elisenne Verdoja
Merrill Lynch — Analyst
PRESENTATION
Operator
Good day, everyone, and welcome to the Evergreen Solar’s fourth quarter and year-end 2006 conference call. Today’s call is being recorded and Webcast.
At this time, for opening remarks, I would like to turn the call over to the Chief Financial Officer of Evergreen Solar, Mr. Mike El-Hillow. Please go ahead, sir.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Mike El-Hillow - Evergreen Solar, Inc. — CFO
Thank you, Lisa, and good afternoon, everyone.
Before we begin today’s call, we would like to remind everyone that statements that are made in this conference call that are not historical facts such as those dealing with future financial performance and growth, revenue and product gross margins, solar power industry trends, the demand for renewable sources of energy, capacity expansions, the availability of supply and cost of raw materials, the product demand, the regulatory environment in certain key markets, research and development programs and expectations with respect to the EverQ joint venture including the cost and time frame for expanding the Thalheim facility and expectations regarding its financial results, operations and expansion.
Our forward-looking statements under the Private Securities Litigation Reform Act of 1995. Future performance and financial results of the Company may differ materially from those expressed or implied in any such forward-looking statements due to various factors. Such factors include, but are not limited to those described in the filings that the Company makes from time to time with the Securities and Exchange Commission including, without limitation, our Form 10K for the year-ended December 31, 2005, which was filed on March 16, 2006 and subsequent filings.
The Company undertakes no obligation to update these statements. I will now turn the call over to President and CEO, Rick Feldt for his review of the fourth quarter and year. Rick?

Rick Feldt - Evergreen Solar, Inc. — CEO and President
Thanks, Mike, and good afternoon, everybody.
This has been a very exciting year for Evergreen Solar and for EverQ, our German-based joint venture with Q-Cells and Renewable Energy Corp.
During the year, we’ve done a number of things. We brought our EverQ-1 30 megawatt factory to essentially full production and profitability by the end of September, one full quarter ahead of schedule, demonstrating that our stream ribbon technology is both portable, scalable and profitable.
We completed the conversion to thin wafer production in EverQ-1 during Q4, ending the year with silicon consumption of approximately 5 grams per watt or approximately 50% of the industry average. Even while incurring conversion costs, EverQ-1 had a gross margin of approximately 30% and operating margin in excess of 18% for the quarter.
We broke ground on EverQ-2, a 60 megawatt facility that is expected to begin production in the second quarter of 2007 and reach full capacity by the end of 2007. With some de bottlenecking and other efficiency improvements in EverQ-1, we’ll end 2007 with total annual production capacity at our EverQ operations of approximately 100 megawatts.
We introduced the screen printing process to help us to achieve cell efficiency in excess of 15% on our pilot line of Marlboro so now we have a cell manufacturing process that achieves efficiency parity with the industry for PolyCrystal and solar cells. We introduced a new, larger size module that we call Spruce, which customers like because of the larger physical size, higher power, exceptionally strong frame and higher conversion efficiency. We have now shifted 100% of both Marlboro and Thalheim construction to this Spruce product.
We made substantial progress on our Quad Ribbon furnace, for example, we’ve been able to exhibit better wafer thickness control and laser cutting control, important steps in achieving our goal of a virtually lights-out wafer fabrication operation. We hope to make the Quad wafer production platform to manufacturing standards for new factory locations opening in 2008 and beyond.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
And lastly, we finalized new supply license, technology transfer and sales and marketing agreements with EverQ and obtained regulatory approval for the equalization of ownership among the EverQ joint venture partners further strengthening the Quad the collaboration of three leaders in the photovoltaic industry. As part of these changes, EverQ obtained a long term polysilicon supply agreement as favorable market pricing to continue to buildout of our joint venture to 300 megawatts over the next few years.
Turning to the marketplace, in Germany, the industry has experienced some pricing pressure since peaking in mid 2006. We expect some continued near-term pricing softness in the German market, but we believe that somewhat low prices will spur additional demand in Germany to over 1 gigawatt in 2007. We also believe the government support for the PV industry will not be significantly altered in the near term.
Spain, Italy, France, and Greece have designed or implemented German style structures feed-in structures with lucrative incentives that combine with excellent sunlight, support a strong potential for these markets. Between a few false starts and the typical lag of 18 to 24 months between the creation of the initiative and market start, we believe it may be another 2 to 4 quarters before strong growth begins in these markets.
Korea is very interesting to us in the future. It is the tenth largest energy consumer in the world with the primary energy supply increasingly sourced from imported oil and coal. Their program, first introduced in 2004, calls for total renewable energy to account for 5% of the total energy production by 2011.
The United States market has been underserved recently because of its smaller size, smaller incentives, and adverse foreign exchange rates; however, we expect U.S. growth to exceed prior supply constrained expectations because there is significant activity in many high population states to attract new investment and manufacturing capacity and the desire by state governments and the general public to rely more on renewable energy sources.
For 2007, I believe that our investment in research and development will continue to allow us to show improvements in cell efficiency, wafer thickness, production efficiency, and lower silicon usage. Our technology road map identifies an approach to achieving 16% to 18% cell efficiency over the next couple years. By the end of this year, we expect to demonstrate factory suitable processes that will achieve cell efficiencies exceeding 16%.
The continued improvements we’ve experienced with our Quad Ribbon technology combined with an automated wafer cutting process we call cut on the fly, should further reduce costs and create a virtually lights-out wafer fabrication operation that will be easy to employ anywhere in — or deploy anywhere in the world.
Ultimately, we believe our strength in technology has potential to reduce silicon consumption to about 3 grams per watt over the next few years. Also we are committed to reducing our total cost of production to less than $1.50 per watt by 2011 and are working with other parts and pieces of the supply chain so the total install cost for the end customer below $3.50 per watt, which would achieve a levelized cost of electricity, or grid parity in significant markets.
While cost of production for solar panels is a major part of the value proposition, more importantly is the total cost of ownership to the end-user that needs to be considered when comparing the cost of solar versus the conventional grid. We believe as levelized costs of electricity for solar becomes closer to the costs of obtaining electricity from the traditional grid, the potential of the photovoltaic market worldwide will expand rapidly with solar becoming a significant percent of additional new power production.
Our EverQ joint venture’s performance has been very impressive, achieving quarterly sales in excess of $26 million and generating gross margin and operating margin in excess of 30% and 18% respectively in the fourth quarter. We believe EverQ is a tremendous platform for increasing shareholder value over the next few years, and we further believe Evergreen Solar should become profitable whenever Q-2 reaches full production expected toward the end of 2007.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
With that I’ll now turn the call over to our CFO, Mike El-Hillow for the financial review. Mike?

Mike El-Hillow - Evergreen Solar, Inc. — CFO
Thank you, Rick, and good afternoon, again.
Revenues for the fourth quarter of 2006 were 32.4 million, compared with 36.4 million for the third quarter 2006. Sales of product manufactured by our EverQ joint venture in the fourth quarter 2006 were 25.6 million. 20.7 million of which are included in Evergreen Solar’s consolidated Statement of Operations as they occurred prior to December 19th change in EverQ ownership. Since December 19, Evergreen Solar is accounting for its investment in EverQ under the equity method resulting in the sequential reduction in revenue from the third quarter 2006.
To help with comparisons and modeling given the accounting change, we will also discuss what Evergreen Solar’s key pro forma results would have been for the fourth quarter if, first, the change in ownership occurred on December 31st, 2006 , to allow for easier comparison of the third quarter of 2006, and second, the change in ownership had occurred on October 1, 2006, to allow for easier comparison with our guidance for the first quarter of 2007.
Worldwide sales of products using our String Ribbon technology, which includes revenue from products from our Marlboro facility in EverQ with 37.2 million for the fourth quarter of 2006, compared to 36.2 million in the third quarter. For the full year, worldwide product sales were 107 million, up from 43.6 million in 2005. We report worldwide sales of product manufacturing with our String Ribbon technologies as we believe it is useful to investors since it provides an indication of the full-market penetration and growth of our technology.
Gross margin for the fourth quarter was 20.8%, compared to 15.7% for the third quarter of 2006. The increase in gross margin primarily resulted from improved production operations at both Evergreen Solar and EverQ and classification of certain costs as research and development approximating $800,000 in the fourth quarter that had historically been included in cost of goods sold in earlier quarters.
As we have discussed in the past, we dedicate a sizeable portion of our manufacturing capacity at our Marlboro facility to the development of new technology and manufacturing processes. Costs associated with supporting such development will now be charged to research and development until they become part of our mainstream manufacturing process.
Net loss for the fourth quarter was 5.5 million or $0.08 per share, which includes 495,000 equity income from EverQ representing our one-third share of EverQ’s net income during the last 11 days in December, offset somewhat by 1.5 million in equipment write-offs resulting from implementing new technology in Marlboro. Net loss for the third quarter of 2006 was 5.6 million or $0.08 per share including equipment write-offs of approximately 550,000.
We recorded equity-based compensation expense of approximately 1 million in both the third and fourth quarters of 2006. If we had consolidated the results of EverQ for the entire fourth quarter as we did in the third quarter, key pro forma operating results for the fourth quarter would have been product sales for the fourth quarter of 37.2 million, compared to 36.2 million in the third quarter with the increase coming principally from Marlboro. Gross margin of 23%, compared to 15.7% in the third quarter.
The increase is due to the following: First, better operating performance in both Marlboro and EverQ accounted for approximately 350 basis points of the increase and second, classification in the fourth quarter’s operating expenses, certain Marlboro related research develop costs that were historically included in costs of goods sold. These costs totaled $2.3 million that were comprised of direct R & D activities of approximately $800,000 which I spoke of earlier and the write-off of the $1.5 million of equipment that was replaced by new technology.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
Similar costs from the third quarter totaled 1.4 million and would have increased the margin on a pro forma basis to 19.5%. So in effect, the quarter-over-quarter increase, because of increased efficiency and performance of the 350 basis points we talked about first. Research and Development would have been 6.4 million, compared with 4.7 million in the third quarter. The quarterly increase is due to the $800,000 reclassification and higher spending in general as we continue to make significant technology improvements.
Selling and general and Administrative expenses would have been 5.4 million up from 5.1 million. The increase is due to higher spend at EverQ to support the administrative hiring and some termination costs. The increase in operating expenses and higher equipment write-offs more than offset the gross margin improvement and would have resulted in pro forma operating loss of 4.8 million for the fourth quarter, compared with 4.1 million in the third quarter.
We also have had significant changes to many of our balance sheet accounts of December 31 because of the change of the equity method of accounting for EverQ. We ended the year with approximately $50 million in cash, down from $90 million at September 30th. $20 million of the reduction was used to fund Evergreen’s operations and the other $20 million was cash previously included from EverQ.
Accounts receivable at year-end which represents a mixture of receivables resulting from sales of Marlboro and EverQ product was 25.3 million, compared with 22.8 million at September 30. In future periods our accounts receivable will primarily be related to sales of Marlboro product.
Inventory in December 31 was 4.8 million, most of which consisted of raw materials and work in process. This reduction from 12.4 million at the end of September is due to the accounting change. Net fixed assets were 50.5 million at year-end, compared with 142.5 million at the end of September. The decrease is due to the accounting change, offset somewhat by the capital additions in Marlboro in the fourth quarter of approximately 8.7 million. Depreciation was 1.4 million for the quarter.
I will now review guidance for the first quarter of 2007. To help with comparison, we will refer to key pro forma amounts for the fourth quarter as if we had used the equity method of accounting for the entire quarter.
Product revenue from our Marlboro facility for the fourth quarter of 2007 is expected to be approximately 12 to 12.5 million, compared with the pro forma amount of 11.6 million in the fourth quarter of 2006. Joint venture fees are expected to be in the range of 1.25 to 1.5 million consisting of fees from EverQ for the marketing and sale of EverQ modules by the Company and royalty payments for Evergreen Solar’s technology contribution to EverQ. On a pro forma basis, this amount would have been about the same in the fourth quarter of 2006.
The JV fees represent about 5.4% of EverQ sales, and we expect that they will continue in that range throughout 2007, but should increase in dollar terms as the EverQ-2 factory ramps beginning in the second quarter of 2007.
Gross margin is expected to be in the range of 24% to 24.5%, up significantly from the Q4 2006 pro forma amount of 16.9% had we adopted the equity method of accounting for EverQ for the entire quarter as we continue to benefit from increased efficiency and yield.
Research and development spending should be in the range of 4.75 to 5 million and assumes reimbursement of costs from EverQ in the range of of 750,000 to 1 million. We expect that EverQ will reimburse us, Q-cells and REC for a portion of R & D effort that will benefit EverQ in the future.
R & D will be down slightly from the fourth quarter pro forma amount of 5.1 million, which assumes reimbursement from EverQ of 870,000. Of course, reimbursement is dependent on actual R & D activity for each quarter. And classification is dependent on whether the expenses require best efforts as opposed to specific performance.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
Best efforts reimbursement allows for offset to R & D expense where a specific performance requires the Company to show revenue and offsetting cost of goods sold. With the final agreement that was resubmitted in December, we believe that the majority of R & D will be best effort and therefore will be shown as a reduction of our R & D expenses.
SG&A expenses will increase in the first quarter to approximately 5.25 million due to staff additions, higher compensation costs, including equity-based compensation, and IT infrastructure system buildout. Pro forma SG&A costs of 3.8 million in the fourth quarter of 2006 are artificially lower due to adjustments made for equity based compensation associated with terminations.
Total stock-based compensation expense will increase from 1 million in Q4 2006 to 2 million in Q1 2007, primarily due to the annual granting of equity awards and the fact that Q4’s artificially low due to terminations. Operating loss is expected to be in the range of 6.5 million to 7 million, compared with a pro forma operating loss of 8 million for the fourth quarter.
Net loss is expected to be in the range of 7 to 7.5 million including approximately 600,000 for our share of the quarterly loss in EverQ as it incurred start up costs associated with the second factory.
As Rick said earlier, we believe that Evergreen Solar will achieve sustained profitability when EverQ is at full capacity. Cash at the end of the quarter should be in the 25 million to 30 million range. We have a $250 million universal shelf registration that allows us to access the capital markets when we believe conditions warrant.
Given our near-term growth opportunities in capital investment needs, we continue to evaluate market conditions in our financing requirements; however nothing is imminent in this regards. We expect receivable to be approximately 9 to 10 million at the end of the first quarter, which relates to sales from our Marlboro facility.
Accounts payable and other current liabilities will be in the 8 million to 10 million range reflecting the change to the equity accounting and the exclusion of EverQ related items. In 2007, we expect capital expenditures for Marlboro to be in the 20 to 25 million range and should be spent over the year. We may also have to advance 20 to 25 million to EverQ if the partnership decides to move forward with EverQ-3. Depreciation to be about 2 to 2.2 million in the first quarter and should increase sequentially about 5% each quarter.
And finally, to help you get a better understanding of the financial model for Evergreen when EverQ-2 is at full capacity using silicon at long-term contract pricing which we believe will begin in the third quarter 2008 and we have implemented technology enhancements in Marlboro and EverQ-1, Evergreen should deliver the following performance: Sales in the range of 14 to 14.5 million, JV fees in the range of 4.5 million to 4.75 million, gross margin in the range of 40% to 41%, operating expenses in the range of 10 to 10.5 million and operating loss in the range of 2.5 to 3 million with an equity interest in EverQ in the range of 4.5 to 5 million and net income in the range of $1.5 to $2.5 million per quarter.
Rick and I, will now be happy to answer any questions. Operator, please open the lines.

QUESTIONS AND ANSWERS
Operator
Thank you, sir.
[OPERATOR INSTRUCTIONS]
Once again, it’s star one for questions and we’ll go first to Pearce Hammond with Simons & Company International.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
Pearce Hammond — Simons & Company International — Analyst
Yes, in the last release in the Q3 release you had given ‘07 revenue guidance for the full of EverQ for between say $160 to $200 million. Is that — does that still hold now?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Pearce, I think it may have been a little higher at the time. I think we talked about 200 to 250.
We do project that EverQ-2 will ramp as the year goes on and so the number as stated before is still in play and of course when you’re putting up a facility the size of EverQ-2 , there could be some delay, but over the next 12 to 18 months, the quarterly run rate should approach that 40 to say 50 to 55 million quarter run, maybe a little higher so it’s still operational.

Pearce Hammond — Simons & Company International — Analyst
And then for ‘07, as I remember the old guidance with the sales and marketing fee, R & D fee, and technology fee was like $10 to $15 million and the guidance for this quarter is a lot lower than that. Does that assume in a big ramp at the back of the year in sort of Q3 and Q4 that gets you to that other revenue line as sort of $10 to $15 million?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
No.
What’s happened is that when the Company was talking about this towards the third quarter, they hadn’t finalized the agreement with EverQ, and at the time they were expecting that the R & D reimbursement would be shown as revenue and also as a cost of goods sold. So if they were going to get reimbursed a $1 million, there would be a $1 million of revenue and $1 million of cost of goods sold.
Since we’re going to be doing best efforts essentially, we’re going to take that $1 million and it will not show up in JV fees but just be a reduction of our R & D expense so that accounts essentially for the difference. Now, that being said, there is also a back end ramp for sure because EverQ-2 will be ramping up and as I said earlier when we talked about what the fees might be, so a good comparison would be if you go to the guidance we talked about just at the end, our JV fees will be in the range of 4.5 to 4.75 million a quarter compared to what we just talked about, the 1.25 to 1.5 million.
So the change you’re alluding to is because of R & D below the line.

Pearce Hammond — Simons & Company International — Analyst
Okay.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
And then the ramp because of the opening of EverQ-2.

Pearce Hammond — Simons & Company International — Analyst
So one final question.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
The ‘07 revenue guidance for EverQ, you expect to be in the range of what? That doesn’t include the other fees, just the ‘07 revenue guidance for EverQ.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
I mean, it’s still operational. We talked about it in the third quarter, the $200 to $250 million.

Pearce Hammond — Simons & Company International — Analyst
Okay, thank you very much.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
You’re welcome.

Operator
We’ll go next to Sanjay Shrestha is with First Albany.

Sanjay Shrestha — First Albany — Analyst
Great. Good afternoon, guys. A couple of quick questions here.
Mike, you kind of mentioned sort of the model looking at the long-term silicon contract, and you said that that’s something you expect in 3Q ‘08, but that does not take into consideration the ramp up of EverQ-3 on the revenue line and the JV fee; correct?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
That is correct.

Sanjay Shrestha — First Albany — Analyst
Just wanted to clarify that, so that just takes into consideration the 100 megawatt that you expect to get the ASP at that point in time and hence that number?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Right.

Sanjay Shrestha — First Albany — Analyst
So second question then is you guys are talking about EverQ-1 kind of 30 and then two at 60 so that was 90 and now you’re talking about 100 megawatt out of the EverQ facility. What happened here? Did you get the higher yield? What gave you that ten megawatt higher shipment capabilities?

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
Rick Feldt — Evergreen Solar, Inc. — CEO and President

Sanjay, this is Rick.
As we mentioned on the last call, as we began, we actually completed the basic ramp of EverQ-1. We had some bottleneck areas and we actually — we somewhat anticipated this when we began the start up of EverQ-1, because we were working at developing this new screen print technology instead of this decal technology for metalization, and so the metallization process at EverQ-1 is a bottleneck.
We ordered months ago a new screen print line as a result of the success we had here because of better efficiency and better yield and we’ll be installing that in March and April, and we will be adding six, seven, eight megawatts as a result of just that de bottlenecking.
There’s enough other equipment by making this relatively small investment we can get EverQ-1-up to seven or so, eight megawatts, some efficiency gains we think we can get about ten megawatts out of it.

Sanjay Shrestha — First Albany — Analyst
Got it. Okay, that’s a good thing.
And then looking at — you guys are talking about the R & D number here and SG&A number on a pro forma basis, but obviously, there is a bit of an uptick here on the SG&a side. When we look at your model after the JV accounting and stuff like that, so that number should consistently kind of go down throughout the year on the G & A line; right?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
No, the SG&A, we’re giving guidance in the $5.25 million range. That’s going to be pretty much steady state, Sanjay.

Sanjay Shrestha — First Albany — Analyst
Fair enough. Just wanted to clarify that. One last question then, guys.
On this JV fee, so it’s kind of like the 4% to 5%, right? So kind of breaking that down further, I got to imagine the marketing and sales mix of a very small component of that and I got to imagine a majority comes from the royalty side so as you move forward and the higher sales occur, so the value proposition of the string of technology, is somewhere in the neighborhood of the 3% to 4% royalty fee that your JV partners are willing to pay.
Is that the right way to think about it?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Right now the sales fee is 1.7%. Remainder is coming from the royalty fee.

Sanjay Shrestha — First Albany — Analyst
Okay. Terrific. That helps, guys. Thanks a lot.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Mike El-Hillow — Evergreen Solar, Inc. — CFO
You’re welcome.

Operator
We’ll go next to Michael Horowitz with Pacific Growth Equities.

Michael Horowitz — Pacific Growth Equities — Analyst
How are you doing, gentlemen?
First of all, just housekeeping, on the guidance for the first quarter, if I did math, that would imply Marlboro gross margins to have a significant uptick from the quarter you just reported?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
That’s correct.

Michael Horowitz — Pacific Growth Equities — Analyst
And then second of all, I want to understand, has the target model for a facility using your technology changed, if you were to do it outside of EverQ, basically, the question is, is it still 30% gross margins is the target and 20 % EBIT or has that target model gotten better based on your success here with EverQ so far?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Well, the target model of the Company as talked about for the technology said gross margin of 30% to 40% and operating expenses slightly less than 10% so that would argue operating income of 20% to 30%.
There’s nothing we’ve seen that would change that and in fact, EverQ-1 has been wildly successful and so we believe that, I mean, given the talent that Evergreen has and certainly in the operations, and our R & D area, there’s no reason why we would change that operating model going forward.

Michael Horowitz — Pacific Growth Equities — Analyst
Perfect. Good quarter. Thank you.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
You’re welcome.

Operator
We’ll go next to Pierre Maccagno with Needham.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Pierre Maccagno — Needham — Analyst
Hi there.
Could you talk a little bit more about the environment in Germany? Do you expect to demand to start picking up in the first quarter and can you talk a little bit more about pricing, just more than what you said?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Sure.
Germany again is the world’s largest consumer of photovoltaics. It was in ‘06 and we expect to be the same in ‘07. As we mentioned on our last call, as we’ve talked about for some period of time, feed-in tariffs have a declining scale so the subsidies drop annually and prices of the modules have to drop accordingly or else demand will diminish, and so we reached a point last year where pricing of the modules or the install cost of the system probably more importantly and the subsidy got very close to each other and demand started to taper off a little bit.
Prices have dropped from the middle of ‘06 and the end of the year, probably prices declined in Germany on the order of 5 to 7, maybe a little bit higher, in some cases maybe 10% ,and as a result, demand is picking back up. As I said on my opening comments, we think Germany is somewhere in the range of 600 or so megawatts of consumed photovoltaic in ‘06 and will be 800 to maybe a gigawatt in ‘07.
So we see the German markets still very strong and robust, and generally, we said that the demand for solar tends to be close to infinite so long as the install price is just at or below subsidized levels, and we’re seeing that to be the case, so German demand seems to be very robust as long as prices continue to decline consistent with the subsidy.
In fact, they have to. I’ve listened to and read some reports of some other companies in the industry and people are saying different things about what’s happening with prices and virtually, everyone is talking about the need and the desire and the targets and goals to get their cost down to be grid compatible in the next four, five, six years. Well, if that’s the case, in round numbers, that means costs in the value chain have to come down by about half.
Well, that means that for the next four or five years then, costs have to come down and prices have to come down 5% to 10% or else you will not get to grid compatibility and it’s not going to all happen at the fourth year, 11th month. So prices are going to have to keep declining and as they do and manufacturers particularly like us continue reducing costs, margins will still be fine, and demand should be very very strong.

Pierre Maccagno — Needham — Analyst
Okay, thanks.
In terms of forward integration, would you look at a possibility like that? Like sun power, for example?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Let’s see.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
We’ve talked for some time about the need to organize the value chain as efficiently as possible as well as maybe make changes to it, so one of my favorite topics which has not been proven all that successful is the window manufacturers getting involved, so that you could get higher volumes, lower prices and you could eliminate part of the distribution costs.
So we’re still looking at things like that, working potentially with utilities, to get them to be solar installers rather than resisting solar installations or being neutral to it. So we’re still working at making fundamental changes to the value chain. We haven’t spent a lot of time thinking about buying downstream pieces just yet, no.

Pierre Maccagno — Needham — Analyst
Okay, thanks.

Operator
We’ll go next to Walter Nasdeo with Ardour Capital.

Walter Nasdeo — Ardour Capital — Analyst
Hi, good afternoon.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Hi, Walter.

Walter Nasdeo — Ardour Capital — Analyst
I have a couple real quick housekeeping. What was your tax rate for the quarter for EverQ?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
There is no tax rate in any jurisdiction right now, Walter.

Walter Nasdeo — Ardour Capital — Analyst
Okay.
How many megawatts were sold by EverQ during the quarter?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
I’ll get you an exact number in just a second.

Walter Nasdeo — Ardour Capital — Analyst
Okay.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Why don’t you go to your next housekeeping question.

Walter Nasdeo — Ardour Capital — Analyst
Okay.
The total employees that you expect the EverQ-1 and two to be having when it’s up and running at full speed?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Say that again?

Walter Nasdeo — Ardour Capital — Analyst
I’m sorry?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
What’s the question again?

Walter Nasdeo — Ardour Capital — Analyst
The total employees for EverQ-1 and two when it’s up and running, full speed.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Oh,order of magnitude, 750, 800.

Walter Nasdeo — Ardour Capital — Analyst
Okay.
That must make those guys over there very happy.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
That’s why we provide such major financial incentives to have them build factories.

Walter Nasdeo — Ardour Capital — Analyst
I can imagine.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
And then if I could get your thoughts at least on Q-Cells taking out a piece of REC’s ownership here and how you see that kind of developing going forward. Is there anything to be read into that, I guess, going forward?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
I don’t think, from my advantage point, I don’t think there’s a lot to be read into that specifically. I think generally as you’re seeing, even with the question asked a moment ago, that there are more and more within the industry are alliances being formed.
There’s closer and closer partnerships. I think that’s a natural evolution as the industry starts to mature and that’s probably the only thing I would read into it but this is probably a natural phenomenon. There will be alliances. There will be mergers of companies either fully or partially and I think more and more that’s going to happen.

Walter Nasdeo — Ardour Capital — Analyst
Okay, so you don’t see — you wouldn’t then foresee Q- cells keep kind of chipping away at what REC has got until they’re the dominant player in this grouping?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Boy, I certainly want to make that prediction, but you might be able to figure it out better than I can.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Walter, let me go back to your earlier question on megawatts sold. It was about 6,300 megawatts.

Walter Nasdeo — Ardour Capital — Analyst
Very good. Okay, thank you very much, men.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Okay.

Operator
We’ll go next to Steve O’Rourke with Deutsche Bank.

Steve O’Rourke — Deutsche Bank — Analyst
Thank you, good evening.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Hi, Steve.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Steve O’Rourke — Deutsche Bank — Analyst
First, does Evergreen carry the entire R & D and productization burden for EverQ?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes.

Steve O’Rourke — Deutsche Bank — Analyst
And it will continue to do so in the future?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes, that’s how we established it in joint venture based on our technology and product designs, yes.

Steve O’Rourke — Deutsche Bank — Analyst
Okay, fair enough. That’s why we get selling fees and we get technology, royalties and we get R & D reimbursements. Okay.
You talked also about maybe contract pricing coming down to more rational levels by 3Q of ‘08 for silicon. How do you see things trending between now and then in the silicon market and prices for silicon?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well there’s really two Markets from my vantage point. One is spot markets where you buy relatively small quantities, no long-term contracts and those prices can be probably as low as $150 per kilogram and I’ve heard as high as over $300 per kilogram, but tend to be in the $200 or so range.
And then there’s contracts that you sign with producers that obligate you and obligate them to be in a long-term relationship, and those prices tend to be, depending on when signed, probably two years ago you could get silicon in the $40 to $60 per kilo range and now it’s probably more like $55 or $50 to $70, maybe $60 to $75 long-term pricing. So it sort of depends on when the contracts were signed.

Steve O’Rourke — Deutsche Bank — Analyst
Okay, and there was a recent announcement by EverQ on the use of metallurgical silicon from Elchem in the future. Is this a possibility for the manufacture of String Ribbons?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Wasn’t a announcement from EverQ. It would have been Q-cells maybe.

Steve O’Rourke — Deutsche Bank — Analyst
I’m sorry, Q-Cells, my mistake.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes, probably not. Sherry levels aren’t high enough so we don’t think so.

Steve O’Rourke — Deutsche Bank — Analyst
Fair enough. Thank you.

Operator
We’ll go next to Rob Stone with Cowen & Co.

Rob Stone — Cowen & Company — Analyst
Hi, guys, I have a few questions, lots going on.
Just to be clear on your comments about CapEx and cash requirements, other than the 20 to 25 million you’re talking about for improvements in Massachusetts, you’re not obligated to put anymore into EverQ for the buildout of the second factory this year; is that correct?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
That is correct.

Rob Stone — Cowen & Company — Analyst
And the timing on an advance for the third factory would potentially be when?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
It hasn’t been decided. It’s up to the supervisory Board of EverQ to decide if they want to go forward with EverQ-3, so nothing formal yet.

Rob Stone — Cowen & Company — Analyst
Okay.
At some point, will the financial statements for EverQ appear in your SEC files or will there be a way for people to track a complete P & L and balance sheet for that entity?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
There is no intention for us to put them in, and we may put them in our 10K, but the requirements on these investments go back and fourth. We’ve tried to give you a general sense of what EverQ has done, with the sales of 37 — 25 million and 30% gross margin, we’ll be giving you key amounts.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rob Stone — Cowen & Company — Analyst
Okay.
I guess certainly, the fees which track in relation to revenues are pretty reasonable and you’ve talked about gross margins. Where it gets tricky is that you’re in for a share of the profits and without the rest of the financials expenses or balance sheet, it’s hard to really model what the contribution of your share of the profits is going to be.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Well, we might be able to make that easier because we did say that the operating income for EverQ is 18.5% for the quarter. We’ve also said that the operating model going forward for those types of factories is to contribute about 25% operating income, and so you have got to sit back and make the decision, they are opening up factories at certain megawatt level, what the price per watt might be and then if you model it in the 25% range and multiply it by 33% and tax effect it, you can get there.
So that’s why we tried to give a better indication so the operating model of the Company talked about three or four months ago of 30% to 40% gross margin, operating expenses less than 10%, just take that operating income number and move forward. The operating expenses we can give you more color, but I think you probably have enough from a modeling standpoint because it really is going to be just our equity in the earnings of that joint venture.

Rob Stone — Cowen & Company — Analyst
Yes, I was really thinking in terms of a couple other things such as what the tax rate is going to be, since it’s taxed in Germany as well as whether there’s going to be other income or expense at the JV.
In other words, there’s a few other intervening items between the op margin model and your share of the profits.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
So the guidance that we gave at the end of the presentation, we talked about the steady state and the net income on the range of 1.5 to 2.5, that assumes a tax rate of 35%, and so right now, our operating loss is in Germany but they are not substantial. So my guess would be that by mid next year, maybe even as late as this year, they will be paying some tax and the tax rate in Germany is about 35%.

Rob Stone — Cowen & Company — Analyst
Okay.
Turning to the Evergreen P & L, you said the stock-based compensation is going to be a couple million in the first quarter up because of the artificially low Q4. Do you expect it to be about that level in each quarter this year?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Yes.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rob Stone — Cowen & Company — Analyst
Or stock based comp this year?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Yes, about 2 million a quarter.

Rob Stone — Cowen & Company — Analyst
Okay, and finally, you talked about the long-term target model for stand-alone facility of the String Ribbon type. That assumes what kind of scale, 100 megawatts, 200 megawatts?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Probably we determined 60 is about the minimum size factory we would want to build but 120 is a pretty good size so 120 is probably the best way of thinking about it.

Rob Stone — Cowen & Company — Analyst
Okay, thanks very much.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
You’re welcome.

Operator
We’ll go next to David Edwards with ThinkEquity.

David Edwards — Think Equity — Analyst
Hi. A couple questions.
One is, can you talk a little bit more about expansion, plans or opportunities beyond what you have going on Marlboro and in Thalheim?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well, I’d first say that we have been spending an awful lot of time getting EverQ right. I’m personally pleased that we’ve converted the EverQ-1 factory to having many fewer conversion costs than we thought it might have, based on the learning we had with Marlboro, the EverQ conversion went pretty darn well.
We’re in the midst of getting EverQ-2 up and running and we’re going to start putting equipment in that facility in early quarter two, we’ll be starting production in late quarter two, so before we get too far ahead of ourselves, I just want to make sure everyone understands there’s a lot of work to be done to keep this EverQ success going well. After that, we are already well along the planning stages of the third EverQ factory.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
We’ve had discussions about whether we would build that in Germany or elsewhere and as Mike said, the supervisory board of which I am chair will have some discussions around that over the next few weeks and make some decisions about when and where we build the next EverQ-3. And so right now, I guess it’s EverQ-3 is the most immediate form of expansion.
Beyond that as I mentioned in the last call, we’re starting to look at opportunities outside of EverQ, primarily in the states but it’s too premature to talk much about.

David Edwards — Think Equity — Analyst
So you talked about a target run rate. Your target model that you’re talking about the 1.5 to 2.5 net income per quarter and you talked about that in second half ‘08. Is it fair to assume that you’re looking at what you’re currently building today and focusing on today extending for the next 12 to 18 months? And then expansion would be after that?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
I’m not sure we understand your question. A little more color?

David Edwards — Think Equity — Analyst
So you outlined a quarterly run rate which would be towards the end of next year, right? After your silicon costs come back down and you’re talking about a third EverQ factory.
If I’m putting those two things together, I’m therefore assuming that that third EverQ factory wouldn’t happen until at the earliest the very end of ‘08 or beginning of ‘09?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
I think you’re doing a little bit of apples and oranges here.

David Edwards — Think Equity — Analyst
Okay.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
We were just trying to give an operating model that came in. To Rick’s point, they haven’t approved the factory, my understanding is that when they do approve a factory, it takes approximately how long?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
From groundbreaking to starting to move equipment in is around 10 to 12 months.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
So, it’s a fair assumption that nothing would, obviously if they approve it in the next couple of months you’re talking mid next year.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

David Edwards — Think Equity — Analyst
Okay, and one other quick question is in terms of the larger modules, can you talk a little bit about any, the sort of cost advantages that you’ve gotten out of that? There seems to be a lot of things that you’ve been able to tap into to improve your gross margins. I’m wondering if you can attribute or if you contribute any of that to the newer modules?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Not a lot.
What I would say is that probably the biggest contributor to margin improvement is the reduction in silicon consumption, the higher efficiency and improved factory yields, and EverQ as we said previously, we have more automation in the module assembly area than we have here, so we get labor productivity, not attributable to the larger modules per say, but more attributable to the new facility and its size. Even 30 megawatts makes sense to make an investment in automation.

David Edwards — Think Equity — Analyst
Great. Thanks a lot.

Operator
We’ll take our next question from Kevin Monroe with Thomas Weisel Partners.

Kevin Monroe — Thomas Weisel Parnters — Analyst
Good evening.
I wanted to follow-up on the expansion outside of EverQ, and I think last quarter you turned out 150 megawatts outside of EverQ for ESLR and we would get some updates on that, mid ‘07. I know we’re not mid ‘07 yet, but sounds like you said it’s premature to talk about. Is anything changed there at that plant?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Nothing has changed except as I said the earliest we would have something to talk about would be the middle of ‘07, and I would say that since EverQ is going so well, we have spent a little bit more time on third factory planning for EverQ than we spent on expansions outside of EverQ.
Given that that is going well, we want to capitalize on that recipe as much as we can. After saying that, no, we still are spending some time looking at other opportunities but again, it’s too early to talk about it.

Kevin Monroe — Thomas Weisel Parnters — Analyst
Right.
How about the Quad Ribbon, an update on I think a go or no go decision on whether that can be implemented in EverQ-3 or the timing on that?

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes. We are getting really close. I said in the opening remarks, we’ve made a lot of improvements since the last call to the point where we are thinking it’s likely although we haven’t made a go-no go decision yet but it’s likely that the next factory we build which is probably going to be EverQ-3, that it would have Quad.
As I mentioned last call, we were ordering another set of prototype furnaces. We built a lot of the learning and we’ve got a furnace that came in last year and these will be installed in the latter part of February, early March, and if those go well, we’ll make the decision as early as April.
If not, it’s not going perfectly, we have one more iteration but we’re getting pretty confident that Quad is going to work. It’s more now an issue of timing than it is will it, we believe.

Kevin Monroe — Thomas Weisel Parnters — Analyst
Okay, and in terms of the model, the target model you talked about for 3Q, beginning in 3Q 08 is that based on current technology or Quad?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Based on current technology because that’s based on EverQ -1 and EverQ-2 as the Gemini for this platform.

Kevin Monroe — Thomas Weisel Parnters — Analyst
Thank you.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Okay.

Operator
We’ll go next to Michael Carboy with Signal Hill.

Michael Carboy — Singal Hill — Analyst
Good afternoon, Rick, and Michael. A couple of questions here.
First off, with regard to the balance sheet metrics, Michael if you could give us an idea of — since the quarter end balance sheet metrics have been adjusted for the deconsolidation, tracking DSO’s and inventory turns is a little difficult. Could you give us some comparative statistics for the quarter vis-a-vis Q3?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Actually, we purposely avoided doing that because it is confusing. What I think we should do is how about if you and I take it off line?

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Michael Carboy — Singal Hill — Analyst
Okay, that’s fine, but can you at least give us a sense with regard to linearity during the quarter and how DSO’s unfolded?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
DSO’s I think were up slightly, but our receivables were fine. We had really no bad debt so that’s why we don’t really track it. We do track it but it’s not a key metric.
Inventory, we generally, we build it, we ship it. It’s a work in process, so I might see a typical manufacturing Company, I mean, people want our product. The demand for the product is not problem and we’ve done a good enough job sourcing in design that we typically don’t have the inventory problems.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Also I would just comment a little bit on the receivables.
Some of the major customers that we signed up over the last 12 months or so are large project dollars and the installations can be many, many kilowatts and so we, in essence, we ship the product to them but we’ve agreed that we would extend terms 15 or as much as 30 days because these installations can take them 1 to 2 months and they don’t get paid until the installation is absolutely complete, and so we’ve got a few of those that are periodically going to spike our DSO up anywhere from 5 to 15 days.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
But it’s a business decision.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
So give you a frame of reference, DSO’s in Q3 were about 60 days and they went up to 70 days, but it’s not indicative of flexibility or any change in the marketplace but just how the business runs.

Michael Carboy — Singal Hill — Analyst
So the larger contract deals just tend to be a little lumpier. I can understand that.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Yes.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Michael Carboy — Singal Hill — Analyst
Rick, maybe you can take this one.
Could you talk to us a little bit about the energy budget advantages that we may see coming out of the Quad furnace-type factory vis-a-vis the existing dual furnace model that you’re currently running at EverQ-1 and 2?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well right today, it’s not clear that we’ll see energy, per se. The cost of operation, I don’t know if it will be substantially different than two Gemini’s. Maybe a little bit, but I don’t really know that.
The thing that we like about Quad is that the ribbon growth technique is much simplified and it offers the chance of having us improve ribbon yields, therefore wafer yields, and gives us a chance to grow wafers or grow ribbons with very little human intervention.
And so the thing about Gemini that we’re trying to reduce or eliminate is the training of operators. Right now it takes us four weeks, maybe six weeks to train a Gemini Operator. Of course it’s very doable. We’ve trained now lots of people in Germany, but it would be very nice if we had as far as operation that required virtually no training. All someone had to do was fill up the hoppers with silicon and cart away wafers that are already cut to size, and so with Quad, we have had opportunity.
It grows differently, may require no human intervention during the growth process and with this cut on the fly system that we’ve commented on, putting a yag laser on the end of a roll of Quad furnaces, since the Quad furnace presents all four ribbons in the same plain, it gives an opportunity to direct laser light down and cut the ribbon as it’s growing to the right wafer length, again, without people having to manually harvest and laser cutoff line.
So that’s what we’re really looking at Quad to accomplish for us. So I’m not clear it’s going to save any energy, but we think it’s going to save us money and make scalability much easier than it is today.

Michael Carboy — Singal Hill — Analyst
Okay, so it’s strictly, it sounds like it’s a manpower and human resource issue rather than a particular operating input issue.
Anyway, thank you very much. I’ll follow-up with you later, Michael.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Thank you.

Operator
We’ll take our next question from Paul Clegg with Natexis.

Paul Clegg — Natexis — Analyst
Hi, guys.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Hi, Paul.

Paul Clegg — Natexis — Analyst
Maybe a quick follow-up to the last caller.
Isn’t one of the benefits of Quad also on a CapEx basis lower CapEx, you’re doubling the output potentially but not necessarily doubling the CapEx?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
We don’t really know that yet. It depends on the degree of controls we have to place. One use with Quad is a very complex thermodynamic environment inside this furnace, so we’re not sure yet whether the CapEx will be similar or less.
We don’t know yet.

Paul Clegg — Natexis — Analyst
Okay, thanks.
And if I understand correctly from one of your comments, it sounds like you could be contemplating going forward with EverQ-3 outside of Thalheim or outside of Germany. What would be the benefit of doing that? Just be labor costs perhaps?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well, given that our process is very energy efficient, we can place it any place. It doesn’t have to be a place where energy costs are particularly low, and given we believe that the U.S. market is going to become a very substantial market in the not too distant future, we have had discussions about putting a factory or two in the United States to serve the United States market, and so there’s no reason why the EverQ expansion must take place in Germany.
In fact we’ve had discussions with a number of states including Massachusetts, we have been very pleased with the new governor and his team and their desirability of supporting and making alternative energy a bigger part of Massachusetts.
Anyway, we believe that we can achieve German-type of subsidies and build in the U.S. So not 45% factory and equipment like we did with EverQ-1 but on a go-forward basis we said that the subsidies will get from the German government an order of magnitude 20ish percent, we think we can get about the same in the United States.

Paul Clegg — Natexis — Analyst
Thanks and maybe one final one. Are you selling any or many of your modules into the ground market in Germany or anywhere else?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Into what market, I’m sorry?

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Paul Clegg — Natexis — Analyst
Ground market, power plant market?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
You talking the big power plants, solar power plants?

Paul Clegg — Natexis — Analyst
Right.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Some, yes, some up there. Yes.

Paul Clegg — Natexis — Analyst
Okay, thanks very much. Thank you.

Operator
We’ll go next to Jesse Pichel with Piper Jaffrey.

Collin Roesch for Jessie Pichel — Piper Jaffrey — Analyst
Hi, this is Collin Roesch for Jessie Pichel. I have one quick question.
PowerLight breakup fee. Could you give us a little bit of visibility into the extent of that and the timing?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Say again, please?

Collin Roesch for Jessie Pichel — Piper Jaffrey — Analyst
The PowerLight breakup fee, if you guys break your agreement with PowerLight, how big would the fee be and then when might we expect to see that?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well, really, let’s see. I’m not sure what the motivation for the question is.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
We have a very good relationship with PowerLight when they were acquired by Sun Power they actually increased their orders to u. So we usually don’t give all of the specific details of all of the clauses and what nots of any of our customer dealings so I guess I’d rather not say anymore than I have.
We have a very good relationship with these guys.

Collin Roesch for Jessie Pichel — Piper Jaffrey — Analyst
Great.
Could you give us a bit of a sense of how many of your models are ending up in Spain ultimately and how much you’re selling into the Spanish market?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well, let’s see. So two-thirds of our product are in Europe, the bulk of that is in Germany, so I don’t know, it varies. Because our volumes aren’t that great yet, an order can move the needle a lot, but Germany is still by far the largest of the two-thirds, so I guess it can be 10% maybe of — 10% to 15% of 65%.

Collin Roesch for Jessie Pichel — Piper Jaffrey — Analyst
Perfect, great. Thanks so much.

Operator
We’ll go next to Stuart Bush with RBC Capital Markets.

Stuart Bush — RBC Capital Markets — Analyst
Hi, good evening.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Hi, Stuart.

Stuart Bush — RBC Capital Markets — Analyst
Can you just talk about what accounts for the uptick in the revenues at Marlboro from Q4 to Q1? Are you seeing improvement in the utilization of the plant or are you increasing the amount that you sell instead of using for R & D? Yes.
Basically, on a quarter-over-quarter basis, depending on the nature of the experiments we’re running and the things that we are trying, we either will have more or less capacity available for productive output in Marlboro, and so in quarter three as we mentioned, we took a lot of the manufacturing capacity out of play when we took down the metalization line, a decal line and we put it in its place in a new screen printing line.
And so we’ve lost a lot of productive capacity in the third quarter of ‘06, and in the fourth quarter although we were working on netting new recipes for cell efficiency, we didn’t have nearly the same degree of disruption in the factory in the fourth quarter

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FINAL TRANSCRIPT

Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
as we did in the third, so we were able to produce more product for sale. Okay, but should we still be assuming that that’s a 15 megawatt run rate capacity plant or have you done any de bottlenecking there that would increase?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
In fact, we’ve said that it’s more than 15. We run it more the 12 megawatt rate and that’s how you should view it. We do reserve, if you will, about 3ish, it can go up and down, but about three megawatts of capacity for R & D purposes.

Stuart Bush — RBC Capital Markets — Analyst
Okay.
And so just to be clear from the accounting change to how we were modeling as of your guidance last quarter, you’re reducing your revenue guidance for 2007 from EverQ contributions since the R & D will now not be revenue and just offset the R & D expense?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Yes, so I would assume, Stuart that when you were modeling it, let’s say you used $1 million of R & D revenue, probably at $1 million in revenue and $1 million in cost, all we’re suggesting is that basically it disappears and the cost goes below the line.

Stuart Bush — RBC Capital Markets — Analyst
Right.
So your gross margin goes up because of the blend without that included but your operating expenses are pretty much unchanged?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
That’s correct.

Stuart Bush — RBC Capital Markets — Analyst
Okay.
And then to follow-up on your comments that you’re focused more on the strategic expansion at EverQ-3 instead of pursuing or at least — from what Kevin was asking earlier from pursuing the Evergreen-owned operation. Given that we’re looking at least to the back half of 2008 on, does this mean that you’ll still find it difficult to garner silicon out of REC for your own use?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes. REC as you recall we announced last time, that to get EverQ-2 launched in the time frame that we launched it, we’ve agreed to pay both REC and Q-Cells $200 per kilo. EverQ has agreed. So it can build that factory a year earlier than we would have had we had to wait for the new factory REC is building for which we’ll get the large quantities of silicon.

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FINAL TRANSCRIPT

Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
That new factory comes on stream in the middle of ‘08. REC has committed all of its current production to various customers including Evergreen and EverQ so there’s no session silicon from REC to be had for the Evergreen or EverQ Until 2008, middle of 2008 or so.

Stuart Bush — RBC Capital Markets — Analyst
Right, but I guess why couldn’t you pursue a venture that you would own fully? I mean, wouldn’t you prefer to pursue a plant where you could would capture 100% of the profits if your target model is accurate?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well one of the reasons we commented on the fact that we’re going to be looking for expansion outside of EverQ is that we would like to be 100% owner of the output, absolutely, but silicon is still very scarce.
REC doesn’t have to spare and we have, now that we have some commercial size, we’re able to get on the docket of and start talking to some of the larger producers and they have sold out. So silicon is not easy to come by. So part of the issue of expanding on our own is to also find silicon and we are working on that but as I said, not anything to talk about yet.

Stuart Bush — RBC Capital Markets — Analyst
Okay.
And you made some comments about some higher expenses from terminations in the fourth quarter. Can you expand on that a little bit? Was it significant?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
That was in relation to some terminations in Germany to explain the higher SG&A.
One of the things that Rick has put in place is we have a lot of good people but we’re changing this Company dramatically, and so where we keep bringing in people that meet our needs where we’re going, that has some turnover.
It’s not substantial, but we were just trying to explain why it went up somewhat quarter over quarter. Nothing big.

Stuart Bush — RBC Capital Markets — Analyst
Okay, and then just last follow through on the Marlboro numbers. Should we expect that level of revenues to continue throughout the year?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
For the next couple of quarters. One of the things that the Company had tried and has done, we are making improvements in efficiency and manufacturing processes. So if we go back to the, I’ll say the target model we talked about earlier, we said sales in the range of 14 to 14.5 million.
That’s what we want to drive that out of Marlboro some time in say the next 12 to 18 months, and, I mean, that’s where we are driving but near term, you should be using the numbers in the $12 to $12.5 million range.

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FINAL TRANSCRIPT

Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Stuart Bush — RBC Capital Markets — Analyst
Thanks so much.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
You’re welcome.

Operator
We’ll go next to Eliseene Verdoja with Merrill Lynch.

Elisenne Verdoja — Merrill Lynch — Analyst
Thank you, just a clarification, Mike. You said R & D is going to remain flattish. If I look at your total OpEx, 10.5 million.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Okay.

Elisenne Verdoja — Merrill Lynch — Analyst
Are you including the R & D contributions from EverQ in that?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Yes. We’re assuming that we’ll be getting about 750,00 to about $1 million a quarter from EverQ in reimbursement, yes.

Elisenne Verdoja — Merrill Lynch — Analyst
Okay, and then on the efficiency front, Rick, you said you’re able to achieve 16% to 18%. When do you think we will see that in production?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Okay, so this, so the fourth quarter, we demonstrated in Marlboro a process that gets us substantially better than 15. We think we can get at least to 16 by the end of this year ‘07, and somewhere in the late ‘08 or early 09, we think we can get to 18. Once demonstrated, then we would plan the next factory around that demonstrated capability.
So for example, the EverQ-3 that’s under planning right today, where many of those plants since we’ve now demonstrated process, it would probably be in the 15.5 plus range, so probably a year or so, year and a half after the process is good here, it would be in a factory.

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Elisenne Verdoja — Merrill Lynch — Analyst
Okay, and does this require any additional CapEx to improve efficiency or is it just normal?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well, incrementally, yes, but at this point, not substantially more than that, so for example, to get us into the 15 plus range, one of the things we’ve done is use the new screen printer which is on order of magnitude the same price as the decal line, but then an incremental cost would be adding some plating so that would be incremental capital cost but not overly pricey but that would be incrementally a little bit more capital to achieve much higher efficiency.

Elisenne Verdoja — Merrill Lynch — Analyst
One final one, Rick.
Can you quantify the price declines in Germany, what you saw last quarter and also what your expectations for this year were?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes.
Between June and December, we saw sort of broadly 5% to 7% in Germany and we think going through 2007, we’re going to see prices decline throughout the year about the same, 5% to 7% but on a year basis not a half year basis.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
And if you have to, all the subsidies, the feed-in tariffs assume a reduction annually in 5% to 7% range so the prices have to decline.

Elisenne Verdoja — Merrill Lynch — Analyst
Got it. Thank you.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Okay.

Operator
We’ll take a follow-up question from Pearce Hammond with Simons & Company international.

Pearce Hammond — Simons & Company International — Analyst
Yes.
Are you seeing problems in California with the transition to the new California solar initiative? Anything getting sort of out of the box a little bit slow this far in ‘07 on any installations and so on?

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Not that we’re seeing, no, and we have a few of our customers with installations in California so no, we’re not seeing problems.

Pearce Hammond — Simons & Company International — Analyst
And then ASP’s where do you see ASP’s in your target markets right now for both cells and modules? Just a rough range?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
So we don’t sell cells. In Europe, we’re seeing on a pro-op basis, ASP’s in the 3 to 325 Euro basis and in the U.S, 350 to maybe 380, 390.

Pearce Hammond — Simons & Company International — Analyst
And do you think it’s southern Europe is a little bit of a premium to what you see in Germany right now?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
A little bit, but not a lot of it. I mean, arbitrage happens pretty quickly, but yes, a little bit but not much.

Pearce Hammond — Simons & Company International — Analyst
And then one final question on Washington.
Any new updates on the Securing America’s Energy Independence and any lobbying efforts there in Washington that look intriguing for the solar industry?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
I don’t think anything new. There’s been a push to try to increase the investment tax credit from two years for additional aid, but that’s looking more and more likely and beyond that, I don’t think so.

Pearce Hammond — Simons & Company International — Analyst
Thank you very much.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Okay.

Operator
And we’ll take a follow-up question from Rob Stone with Cowen & Co.

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FINAL TRANSCRIPT

Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rob Stone — Cowen & Company — Analyst
A question about the throughput capacity in Massachusetts. I know it’s not a strategic objective to grow capacity here.
That’s what you’re doing in bigger factories elsewhere, but would there be a way besides the gradual improvement in conversion efficiency that you’ve described to incrementally ramp up within Massachusetts or are you basically up against the four walls you’ve got there?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Well, the direct answer to your question is we’re pretty much up against the four walls that we have here, but indirectly as we buildout other capacities in commercial factories, kind of directionally, I’d like to decrease the productive capacity here in Marlboro, because we have, we do have a complicated operation here.
We have multiple processes that we’ve practiced simultaneously, older technology, new technology, so we have to have people trained on different ways of building cells, even wafers as we’re now adding more Quad furnaces, putting production and get more production experience with those and so we’re running multiple processes with the same groups of people.
That’s not an easy thing to do, and then as you’ve seen as we’ve reported, as we do make a breakthrough, as we do improve efficiency, for example, with our new screen printing, we obsolete a metalization line to write-off the balance, the book balance of it so we take a financial hit in the quarter that we say is no longer a valuable asset.
We did some of that this past quarter because we found more efficient and more tunable lasers that help improve wafer yield and so we’ve converted to those, so you need to write-off older lasers that we’ve had for some number of years but still had book value associated with them. So the more we try to have capacity here as we continue to work at developing new process technology, the more likely it is that we’re going to be writing more equipment off routinely and we have this problem of again training people to run many things.
So in broad terms, specifically as I said, we’re up against four walls but people more broadly, if I had more space, I’m not really inclined to increase capacity here. I’d rather have a dedicated factory where you come to work every day and your only job that you make incremental improvements to the machine, the maintenance, the up time, etc, Than to be constantly changing recipes and trying new things. That’s hard to run an efficient factory that way.
If you go to our German facility, I’d hold it up as a model factory against most factories you’d see around the world. You come to Marlboro, it’s not a model factory. It’s a developmental site.

Rob Stone — Cowen & Company — Analyst
So much more efficient opportunity for the U.S. Would be at least a 60 megawatt location somewhere else?

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes.

Rob Stone — Cowen & Company — Analyst
If you can get Massachusetts or somebody else to tee up the appropriate subsidy?

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Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Yes. Exactly.

Rob Stone — Cowen & Company — Analyst
Okay, thanks very much.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Okay.

Operator
We’ll take our final question from David Edwards with ThinkEquity.

David Edwards — Think Equity — Analyst
Hi, just one more question.
I’m looking at the trying to run the math on the run rate that you gave us for the 14 to 14.5 million of revenue in Marlboro. I’m assuming some ASP declines between now and then that would imply that you’re running at a higher megawatt run rate than even 15 megawatts.
Is that just improvements in efficiency and de bottlenecking or is there anything else adding into that?

Mike El-Hillow — Evergreen Solar, Inc. — CFO
I think it’s efficiency and de bottlenecking.

David Edwards — Think Equity — Analyst
Okay, great.

Mike El-Hillow — Evergreen Solar, Inc. — CFO
Okay?

David Edwards — Think Equity — Analyst
Thanks a lot.

Rick Feldt — Evergreen Solar, Inc. — CEO and President
Okay.

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FINAL TRANSCRIPT

Feb. 14. 2007 / 5:00PM, ESLR — Q4 2006 Evergreen Solar, Inc. Earnings Conference Call
Before we close, we would like to remind you that we are having an Investor Day here in Marlboro on February 22nd. Please call Dave Reichman at Sharon Merill Associates at 617 -542-5300 for more information and that ends the commercial announcement, and thank you all for joining us today.
We look forward to speaking to you in another couple months. Bye now.

Operator
Ladies and gentlemen, this concludes today’s conference. Thank you for participating, and you may now disconnect.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
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The transcript of Evergreen Solar’s conference call and the reconciliation contained herein disclose certain financial measures that may be considered non-GAAP financial measures because they present the results of its EverQ joint venture for the full quarter ended December 31, 2006 on a consolidated basis and on an equity method basis. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States. These non-GAAP financial measures are provided to enhance the user’s overall understanding of Evergreen’s current financial performance and Evergreen’s prospects for the future. On December 19, 2006, Evergreen, Q-Cells AG and Renewable Energy Corporation ASA became equal partners in EverQ. As a result of Evergreen’s reduction in ownership to one-third, Evergreen adopted the “equity method of accounting” for its share of EverQ results, rather than consolidating those results as Evergreen had in the past. Management believes that these non-GAAP financial measures present a useful measure of Evergreen’s operating performance because they allow management to provide a useful comparison of Evergreen’s results to prior periods when Evergreen consolidated EverQ’s results. Management uses these measures to evaluate historical performance and to forecast and plan for future periods. These measures, however, should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in the transcript of the call have been reconciled to the nearest GAAP measure.
Evergreen Solar, Inc. (Nasdaq: ESLR)
Reconciliation of Supplemental Financial Information
(Assumes Consolidation of EverQ’s
Results For The Entire Quarter Ended December 31, 2006)
(in millions)
(unaudited)

	Quarter Ended
	December 31, 2006
	As	Eliminations and	Full
	Reported	Other adjustments	Consolidation

Revenues:
Product revenues	$32.4	$4.8	$37.2
Research revenues	—	—	—

Total revenues	32.4	4.8	37.2

Cost of revenue:
Product revenue costs	25.7	3.0	28.7
Research revenue costs	—	—	—

Total cost of revenue	25.7	3.0	28.7

Gross profit	6.8	1.7	8.5
Operating expenses
Research and development expenses	6.3	0.1	6.4
Selling, general and administrative expenses	5.3	0.1	5.4
Loss on disposal of fixed assets	1.5	—	1.5

Total operating expenses	13.1	0.2	13.3

Operating loss	$(6.3)	$1.5	$(4.8)

Evergreen Solar, Inc. (Nasdaq: ESLR)
Reconciliation of Supplemental Financial Information
(Assumes Accounting For EverQ Under The Equity Method
For The Entire Quarter Ended December 31, 2006)
(in millions)
(unaudited)

	Quarter Ended
	December 31, 2006
	As	Eliminations and	Equity
	Reported	Other adjustments	Method

Revenues:
Product revenues	$32.4	$(20.8)	$11.6
EverQ fees	—	1.4	1.4
Research revenues	—	—	—

Total revenues	32.4	(19.4)	13.0

Cost of revenue:
Product revenue costs	25.7	(14.9)	10.8
Research revenue costs	—	—	—

Total cost of revenue	25.7	(14.9)	10.8

Gross profit	6.8	(4.6)	2.2
Operating expenses
Research and development expenses	6.3	(1.2)	5.1
Selling, general and administrative expenses	5.3	(1.5)	3.8
Loss on disposal of fixed assets	1.5	—	1.5

Total operating expenses	13.1	(2.7)	10.4

Operating loss	$(6.3)	$(1.9)	$(8.2)

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this document that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to: the Company’s guidance for the first quarter of 2007, including the Company’s expectations regarding future revenue growth, earnings and gross margin performance; the expected timing of the completion of the EverQ-2 facility; the expected timing of the EverQ-2 facility becoming fully operational; EverQ-1’s transition to thin wafer production and the expected results of such transition; EverQ’s future production capacity and production schedule; EverQ’s long-term polysilicon supply; the Company’s EverQ expansion strategy; the future performance of EverQ; the development of the Company’s Quad technology platform and its incorporation in future factories; the Company’s ability to improve cell and production efficiencies; the Company’s ability to improve on its existing technologies; ongoing development of new technology initiatives; the Company’s goal of becoming the low-cost producer of solar power products; and the Company’s expectations regarding the market penetration and growth of its technologies. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the conditions to which any German government grant is subject, which includes, but is not limited to, receipt of European Union approval; the risk that any German government grant that has or may be approved is subject to forfeiture or repayment in whole or in part if EverQ fails to continue to meet the conditions for such grants or if such grants for any reason become unavailable from German or European Union sources; the success of EverQ is subject to numerous risks associated with the development of manufacturing facilities in international markets and depends on many factors that are outside of the Company’s control, including the availability of government grants and contributions by Q-Cells and REC; the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of EverQ’s manufacturing facilities; the market for solar power products is emerging and rapidly developing and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission — including the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2006 and Quarterly Report on Form 10-Q filed with the SEC on May 11, 2006, August 9, 2006 and November 7, 2006 and the Form S-3/A filed with the SEC on December 18, 2006 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) — could impact the forward looking statements contained in this document. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.